March 3, 2017

Joseph Moscato

Generex Biotechnology Corporation

President & Chief Executive Officer

4145 North Service Road, Suite 200

Burlington, Ontario

Canada L7L 6A3

Dear Mr. Moscato,

Reference is made to that binding Letter of Intent dated January 16, 2017 between Emmaus Life Sciences, Inc. (“Emmaus”) and Generex Biotechnology Corporation (“Generex”) (the “LOI”).

The LOI at section 1.c provides that Generex shall pay a deposit of One Million Five Hundred Thousand Dollars ($1,500,000) to Emmaus within three (3) weeks of January 16, 2017, which was February 6, 2017. Generex failed to make the deposit, and on February 6, 2017 and February 20, 2017, Emmaus and Generex entered into waiver agreements extending the time for Generex to make the deposit and amending the LOI (the “Prior Waivers”). Notwithstanding the expiration of waivers of breach granted under the Prior Waivers, the amendments of the LOI under the Priors Waivers shall continue in effect, unless further amended.

Emmaus is willing to provide an additional one time waiver of Generex’s breach of its obligation to pay the Additional Deposit and to further amend the LOI as provided in this waiver agreement.

The LOI shall be further amended as follows:

1.	Subsection 1.e of the LOI shall be amended to read in its entirely as follows:

“e. Payment of Ten ($10,000,000) Million. Purchaser and Company acknowledge the payment and receipt of an initial deposit of five hundred thousand dollars ($500,000, the “Deposit”) at their meeting place on January 16, 2017. The Parties further agree that Purchaser shall provide an additional five hundred thousand dollars ($500,000, the “Additional Deposit”) on or prior to March 6, 2017. Receipt by Company by the close of business on March 6, 2017 of a confirmation of initiation of a wire transfer into the Company account shall suffice as evidence of payment of the deposit, provided such funds are actually received no later than the next business day.

In addition, within ten (10) trading days after the date of effectiveness of Purchaser’s reverse stock split of its common stock, which Purchaser anticipates will occur no later than March 24, 2017, and which shall in any event occur on or prior to March 30, 2017, Purchaser shall pay an additional deposit of three million dollars ($3,000,000, the “Second Additional Deposit”). The failure of the reverse stock split to occur on or prior to March 30, 2017 shall constitute breach of this Letter of Intent by Purchaser.

The Parties shall use best efforts to negotiate and sign a definitive formal Purchase Agreement no later than March 30, 2017.

The remaining six million dollars ($6,000,000) shall be paid at closing of the formal Purchase Agreement, which shall be done no later than the date that is five (5) trading days after the date (the “Filing Date”) upon which Purchaser files with the Delaware Secretary of State an Amendment to its Restated Certificate of Incorporation effecting an increase in its authorized capital, provided however that the Filing Date shall be no later than May 1, 2017 and the date of Closing shall be no later than May 8, 2017. Purchaser shall provide satisfactory proof of funds for the six million dollars ($6,000,000) no later than three (3) business days prior to the Filing Date. The failure of Purchaser to file such amendment by the required date, or to pay the remaining six million dollars ($6,000,000) as required, shall constitute breach of this Letter of Intent by Purchaser.

If the Additional Deposit or Second Additional Deposit are not paid as provided above, or the reverse stock split is not consummated, the formal Purchase Agreement is not executed or the Closing does not occur within the time periods provided for above, and this Letter of Intent is terminated, all deposits then made to Company shall be refunded to Purchaser within sixty (60) days after the termination. If this Letter of Intent is terminated because of the fault of or breach of obligations by Company, Company will pay to Purchaser a breakup fee equal to warrants to acquire Company capital stock with a market value of $500,000 with a strike price corresponding to the Closing valuation of Company at $450 million.”

2.	The second paragraph of subsection 1.c of the LOI shall be amended so that the phrase “90% of the then fair market value of the Company stock” shall be changed to “75% of the then fair market value of the Company stock”.

3.	Notwithstanding the provisions of Section 8 “Standstill” of the LOI, Emmaus shall have the right to negotiate and enter into financing transactions without notice to or consent of Generex, provided that such transactions do not constitute a sale of assets of Emmaus except in the ordinary course of business or an initial public offering of Emmaus’ common stock, and provided further that Emmaus shall continue to have a sufficient number of authorized and unissued shares of common stock so that it would be able to issue the 51% of outstanding shares as contemplated in the LOI.

All other provisions of the LOI, as amended by the Prior Waivers, shall continue in full force and effect. In the event of any conflict between the LOI as amended by the Prior Waivers and this waiver agreement, this waiver agreement shall control.

Notwithstanding any other provision of the LOI, Generex shall indemnify Emmaus for any liabilities, costs, expenses or damages (including reasonable attorneys’ fees) related to or arising out of any disputes regarding the subject matter of the LOI, the Prior Waivers or this waiver agreement.